Exhibit 10.2

Myers Industries, Inc. Employee Stock Purchase Plan

Amendment Effective as of October 1, 2022

Whereas, Myers Industries, Inc. (the “Company”) maintains the Myers Industries, Inc. Employee Stock Purchase Plan (the “Plan”), which was last amended effective as of January 1, 2019;

WHEREAS, the Plan is administered by the Committee;

WHEREAS, pursuant to Section 19.9 of the Plan, the Committee may, at any time, in its sole discretion, amend the Plan; and

WHEREAS, the Committee desires to amend the Plan as set forth in this Amendment.

NOW THEREFORE, effective as of October 1, 2022 (the “Amendment Effective Date”) the Company hereby amends the Plan as follows:

Eligibility Terms and Suspended contributions, if within 30 days of close of quarter no purchase is made

1.
Section 2.11 is hereby replaced in its entirety with the following:

2.11 “Eligible Employee” means an Employee who (i) has been employed by the Company or a Participating Subsidiary for at least thirty (30) days and (ii) is customarily employed for at least twenty (20) hours per week.

1.
Section 10.1 is hereby replaced in its entirety with the following:

10.1 Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least thirty (30) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be refunded to the Participant as soon as administratively practicable after the applicable Purchase Date. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

1.
Section 11 is hereby replaced in its entirety with the following:

11. Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least thirty (30) days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be refunded to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, as soon as administratively practicable after the applicable Purchase Date, and the Participant’s option to purchase shall be automatically terminated. If the Participant’s termination of employment or change in status occurs less than thirty (30) days before a Purchase Date, the accumulated payroll deductions shall be used to purchase shares on the Purchase Date.

All other provisions of the Plan document shall remain in full force and in effect as presently written.